EXHIBIT 99.1

Garmin reports strong revenue and operating income growth; proposes 7% dividend increase

Schaffhausen, Switzerland / February 19, 2020/ Business Wire

Garmin Ltd. (Nasdaq:  GRMN – News) today announced results for the fourth quarter and fiscal year ended December 28, 2019.

Highlights for fourth quarter 2019 include:

•	Total revenue of $1.102 billion, an 18% increase, with fitness, aviation, marine and outdoor collectively increasing 24% over the prior year quarter
•	Gross margin of 58.0% compared to 58.9% in the prior year quarter
•	Operating margin improved to 25.1% compared to 23.9% in the prior year quarter
•	Operating income of $277 million, increasing 24% over the prior year quarter
•	GAAP EPS was $1.89 and pro forma EPS(1) was $1.29, representing 26% growth over the prior year quarter
•	The ForceTM trolling motor and GPSMAP® 86i were awarded the highly competitive DAME design award at METSTRADE
•	Selected by Ford to provide electric vehicle navigation software on the next-generation SYNC platform for the Mustang Mach-E

Highlights for fiscal year 2019 include:

•	Record consolidated revenue of $3.758 billion, a 12% increase, with fitness, aviation, marine and outdoor collectively increasing 18% over the prior year
•	Gross margin improved to 59.5% compared to 59.1% in the prior year
•	Operating margin improved to 25.2% compared to 23.3% in the prior year
•	Record operating income of $946 million, increasing 21% over the prior year
•	GAAP EPS was $4.99 and pro forma EPS(1) was $4.45, representing 21% growth over the prior year
•	Selected by BMW AG as their lead design and production partner of infotainment modules for the BMW Group, validating Garmin as a tier 1 supplier to the world’s most respected brands
•	Unveiled the Garmin Autoland system for general aviation, designed to safely land the aircraft in the event of a pilot incapacitation
•	Completed several strategic acquisitions to strengthen our product portfolio, including Tacx®, a leading provider of indoor bike trainers
•	Launched the fēnix® 6X Pro Solar, our first wearable featuring solar harvesting technology
•	Named one of America’s Top 5 Best Employers by Forbes

(in thousands, except per share data)	13-Weeks Ended			52-Weeks Ended
	December 28,	December 29,	Yr over Yr	December 28,	December 29,	Yr over Yr
	2019	2018	Change	2019	2018	Change
Net sales	$1,102,233	$932,108	18%	$3,757,505	$3,347,444	12%
Fitness	372,520	277,014	34%	1,047,527	858,329	22%
Aviation	193,143	158,314	22%	735,458	603,459	22%
Marine	115,779	94,652	22%	508,850	441,560	15%
Outdoor	294,819	254,568	16%	917,567	809,883	13%
Auto	125,972	147,560	-15%	548,103	634,213	-14%

Gross margin %	58.0%	58.9%		59.5%	59.1%

Operating income %	25.1%	23.9%		25.2%	23.3%

GAAP diluted EPS	$1.89	$1.00	89%	$4.99	$3.66	36%
Pro forma diluted EPS(1)	$1.29	$1.02	26%	$4.45	$3.69	21%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“2019 was another exciting year of growth thanks to our strong lineup of products and unique innovations,” said Cliff Pemble, president and chief executive officer of Garmin Ltd.  “We entered 2020 with a great lineup of recently introduced products with more on the way.  We are excited about the future because each business segment offers unique growth opportunities for 2020 and beyond.”

Fitness:

Revenue from the fitness segment grew 34% in the fourth quarter driven by strength in advanced wearables and contributions from Tacx.  Gross margin and operating margin were 48% and 20%, respectively, resulting in 26% operating income growth.  During the quarter, we announced our support of the Runner’s Alliance, an initiative to fight harassment experienced by women while running.

Aviation:

Revenue from the aviation segment grew 22% in the fourth quarter with contributions from both the aftermarket and OEM categories.  Growth was broad-based across multiple product categories, with ADS-B being a major contributor.  Gross margin and operating margin were 71% and 33%, respectively, resulting in 18% operating income growth.  We expanded the availability of the G1000® NXi upgrade adding both the King Air C90 and the Embraer Phenom 100 to our list of certified aircraft.

Marine:

Revenue from the marine segment grew 22% in the fourth quarter driven by our innovative product lineup of chartplotters, advanced sonars, and the revolutionary new Force trolling motor.  Gross margin and operating margin improved to 60% and 19%, respectively, resulting in 154% operating income growth.  During the quarter, we expanded our flagship chartplotter line-up with the new GPSMAP Plus series and the ECHOMAP® UHD series.

Outdoor:

Revenue from the outdoor segment grew 16% in the fourth quarter with significant contributions from adventure watches.  Gross margin and operating margin were 66% and 39%, respectively, resulting in 21% operating income growth.  During the quarter, we announced a global collaboration with World Central Kitchen, providing inReach® satellite communication devices to help support disaster relief with emergency response efforts around the globe.  Since its launch in 2011, Garmin inReach has provided remote communication and rescue facilitation in over 4,000 SOS incidents, demonstrating the crucial importance of satellite based two-way messaging wherever our customers need assistance.

Auto:

The auto segment recorded a decline in revenue of 15% during the fourth quarter, primarily due to the ongoing PND market contraction and lower year-over-year OEM sales.  Gross margin and operating margin were 47% and 2%, respectively.  At the recent Consumer Electronics Show, we announced our new dual-lens Dash Cam Tandem that captures quality video both inside and outside of the vehicle.

Additional Financial Information:

Total operating expenses in the fourth quarter were $363 million, an 11% increase over the prior year.  Research and development increased 12%, primarily due to engineering personnel costs and incremental costs associated with acquisitions.  Selling, general and administrative expenses increased 10%, driven primarily by personnel related expenses and incremental costs associated with acquisitions.  Advertising increased 13%, driven by higher spending in the fitness and outdoor segments.

In the fourth quarter of 2019, we reported a $73 million income tax benefit.  Excluding the $118 million income tax benefit due to the revaluation and step-up of certain Switzerland tax assets, our pro forma effective tax rate(1) in the fourth quarter of 2019 was 15.5% compared to 18.0% in the prior year quarter.  The decrease in the current quarter pro forma effective tax rate is primarily due to income mix by jurisdiction.

In the fourth quarter of 2019, we generated approximately $208 million of free cash flow(1).  We ended the quarter with cash and marketable securities of approximately $2.6 billion.

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

2020 Guidance (2):

We expect 2020 revenue of approximately $4.0 billion as growth in fitness, outdoor and marine is partially offset by declines in the auto segment.  We expect our full year pro forma EPS will be approximately $4.60 based upon gross margin of approximately 59.2%, operating margin of approximately 23.5% and a full year pro forma effective tax rate of approximately 10.0%.  The expected year-over-year decrease in the pro forma tax rate is primarily due to the migration of intellectual property ownership from Switzerland to the United States.

	2020 Guidance	Segment	Revenue Growth Estimates
Revenue	~$4.0B	Fitness	~10%
Gross Margin	~59.2%	Outdoor	~10%
Operating Margin	~23.5%	Marine	~10%
Tax Rate	~10.0%	Aviation	~0%
EPS	~$4.60	Auto	~(5%)

(2) See attached discussion on Forward-looking Financial Measures

Dividend Recommendation:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 5, 2020, a cash dividend in the amount of $2.44 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board.  The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 30, 2020	June 15, 2020	$0.61
September 30, 2020	September 15, 2020	$0.61
December 31, 2020	December 15, 2020	$0.61
March 31, 2021	March 15, 2021	$0.61

In addition, the board of directors has established March 31, 2020 as the payment date and March 16, 2020 as the record date for the final dividend installment of $0.57 per share, per the prior approval at the 2019 annual shareholders’ meeting.  The first, second and third payments of $0.57 per share were made on June 28, 2019, September 30, 2019, and December 31, 2019, respectively.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 19, 2020 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until February 18, 2021 on the Garmin website at www.garmin.com.    To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings.  Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products to be introduced in 2020, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2019 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2019 Form 10-K can be downloaded from https://www.garmin.com/en-US/company/investors/sec/form-10-K/.

Non-GAAP Financial Measures

This release and the attachments contain non-GAAP financial measures.  A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, fēnix, GPSMAP, Tacx, G1000, ECHOMAP, Force and inReach, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.  All other brands, product names, company names, trademarks and service marks are the properties of their respective owners.   All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
+1 913/397-8200	+1 913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net sales	$1,102,233	$932,108	$3,757,505	$3,347,444

Cost of goods sold	462,777	382,942	1,523,529	1,367,725

Gross profit	639,456	549,166	2,233,976	1,979,719

Advertising expense	62,648	55,394	164,456	155,394
Selling, general and administrative expense	138,280	125,942	518,568	478,177
Research and development expense	162,005	145,157	605,366	567,805
Total operating expense	362,933	326,493	1,288,390	1,201,376

Operating income	276,523	222,673	945,586	778,343

Other income (expense):
Interest income	13,069	14,837	52,817	47,147
Foreign currency losses	(4,230)	(4,211)	(16,799)	(7,616)
Other income (expense)	2,051	(1,426)	5,618	5,373
Total other income (expense)	10,890	9,200	41,636	44,904

Income before income taxes	287,413	231,873	987,222	823,247

Income tax (benefit) provision	(73,379)	41,723	34,736	129,167

Net income	$360,792	$190,150	$952,486	$694,080

Net income per share:
Basic	$1.90	$1.01	$5.01	$3.68
Diluted	$1.89	$1.00	$4.99	$3.66

Weighted average common shares outstanding:
Basic	190,165	188,878	189,931	188,635
Diluted	191,225	190,177	190,899	189,734

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	December 28, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$1,027,567	$1,201,732
Marketable securities	376,463	182,989
Accounts receivable, net	706,763	569,833
Inventories	752,908	561,840
Deferred costs	25,105	28,462
Prepaid expenses and other current assets	169,044	120,512
Total current assets	3,057,850	2,665,368

Property and equipment, net	728,921	663,527
Operating lease right-of-use assets	63,589	—

Restricted cash	71	73
Marketable securities	1,205,475	1,330,123
Deferred income taxes	268,518	176,959
Noncurrent deferred costs	23,493	29,473
Intangible assets, net	659,629	417,080
Other assets	159,253	100,255
Total assets	$6,166,799	$5,382,858

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$240,831	$204,985
Salaries and benefits payable	128,426	113,087
Accrued warranty costs	39,758	38,276
Accrued sales program costs	112,578	90,388
Deferred revenue	94,562	96,372
Accrued royalty costs	15,401	24,646
Accrued advertising expense	35,142	31,657
Other accrued expenses	95,060	69,777
Income taxes payable	56,913	51,642
Dividend payable	217,262	200,483
Total current liabilities	1,035,933	921,313

Deferred income taxes	114,754	92,944
Noncurrent income taxes	105,771	127,211
Noncurrent deferred revenue	67,329	76,566
Noncurrent operating lease liabilities	49,238	—
Other liabilities	278	1,850

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued, 190,686 shares outstanding at December 28, 2019; and 189,461 shares outstanding at December 29, 2018	17,979	17,979
Additional paid-in capital	1,835,622	1,823,638
Treasury stock	(345,040)	(397,692)
Retained earnings	3,229,061	2,710,619
Accumulated other comprehensive income	55,874	8,430
Total stockholders’ equity	4,793,496	4,162,974
Total liabilities and stockholders’ equity	$6,166,799	$5,382,858

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	52-Weeks Ended
	December 28, 2019	December 29, 2018
Operating Activities:
Net income	$952,486	$694,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	71,921	64,798
Amortization	34,254	31,396
Gain on sale of property and equipment	(233)	(479)
Unrealized foreign currency losses	18,663	13,790
Deferred income taxes	(88,358)	38,978
Stock compensation expense	63,400	56,391
Realized (gains) losses on marketable securities	(799)	827
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(123,401)	7,290
Inventories	(170,169)	(57,737)
Other current and non-current assets	(86,073)	7,358
Accounts payable	26,192	40,628
Other current and non-current liabilities	36,660	(1,323)
Deferred revenue	(11,032)	(17,208)
Deferred costs	9,335	5,611
Income taxes payable	(34,297)	35,120
Net cash provided by operating activities	698,549	919,520

Investing activities:
Purchases of property and equipment	(118,031)	(155,755)
Proceeds from sale of property and equipment	529	1,600
Purchase of intangible assets	(2,377)	(4,600)
Purchase of marketable securities	(789,352)	(403,181)
Redemption of marketable securities	758,774	283,603
Acquisitions, net of cash acquired	(300,289)	(29,170)
Net cash used in investing activities	(450,746)	(307,503)

Financing activities:
Dividends	(417,264)	(296,148)
Proceeds from issuance of treasury stock related to equity awards	27,122	26,642
Purchase of treasury stock related to equity awards	(25,886)	(16,655)
Net cash used in financing activities	(416,028)	(286,161)

Effect of exchange rate changes on cash and cash equivalents	(5,942)	(15,810)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(174,167)	310,046
Cash, cash equivalents, and restricted cash at beginning of year	1,201,805	891,759
Cash, cash equivalents, and restricted cash at end of year	$1,027,638	$1,201,805

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Reportable Segments
	Fitness	Outdoor	Aviation	Auto	Marine	Total
13-Weeks Ended December 28, 2019

Net sales	$372,520	$294,819	$193,143	$125,972	$115,779	$1,102,233
Gross profit	179,799	194,601	137,537	58,584	68,935	639,456
Operating income	73,490	115,701	62,778	2,891	21,663	276,523

13-Weeks Ended December 29, 2018

Net sales	$277,014	$254,568	$158,314	$147,560	$94,652	$932,108
Gross profit	145,291	169,425	116,266	63,405	54,779	549,166
Operating income	58,446	95,798	53,005	6,888	8,536	222,673

52-Weeks Ended December 28, 2019

Net sales	$1,047,527	$917,567	$735,458	$548,103	$508,850	$3,757,505
Gross profit	532,604	598,443	543,385	256,595	302,949	2,233,976
Operating income	191,858	334,041	252,943	56,868	109,876	945,586

52 -Weeks Ended December 29, 2018

Net sales	$858,329	$809,883	$603,459	$634,213	$441,560	$3,347,444
Gross profit	471,764	528,254	450,152	270,793	258,756	1,979,719
Operating income	181,745	290,510	204,746	37,998	63,344	778,343

In the first quarter of fiscal 2019, the methodology used to allocate certain selling, general, and administrative expenses to the segments was refined.  The Company’s composition of segments did not change. Prior year amounts are presented above as they were originally reported. For comparative purposes, we estimate segment operating income for the 13 weeks ended December 29, 2018 would have been approximately $5 million less for the aviation segment, approximately $1 million more for the marine segment, $4 million more for the outdoor segment, and not significantly different for the fitness and auto segments.  We estimate segment operating income for the 52 weeks ended December 29, 2018 would have been approximately $18 million less for the aviation segment, approximately $11 million more for the marine segment, approximately $7 million more for the outdoor segment, and not significantly different for the fitness and auto segments.

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			52-Weeks Ended
	December 28,	December 29,	Yr over Yr	December 28,	December 29,	Yr over Yr
	2019	2018	Change	2019	2018	Change
Net sales	$1,102,233	$932,108	18%	$3,757,505	$3,347,444	12%
Americas	528,362	443,386	19%	1,817,770	1,596,716	14%
EMEA	407,908	342,853	19%	1,350,533	1,204,969	12%
APAC	165,963	145,869	14%	589,202	545,759	8%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, pro forma effective tax rate and free cash flow.  These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies.  Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings.  Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.  In 2018, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries
Pro Forma Effective Tax Rate
(In thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		52-Weeks Ended
	December 28,		December 28,
	2019		2019
	$	ETR(1)	$	ETR(1)
U.S GAAP income tax (benefit) provision	$(73,379)	(25.5)%	$34,736	3.5%
Pro forma discrete tax item:
Switzerland deferred tax assets(2)	117,989		117,989
Pro forma income tax provision	$44,610	15.5%	$152,725	15.5%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In fourth quarter 2019, a $118 million income tax benefit was recognized resulting from the revaluation and step-up of certain Switzerland tax assets as a result of the enactment of Switzerland Federal and Schaffhausen cantonal tax reform and related transitional measures.   This impact is not reflective of income tax expense incurred as a result of current period earnings and therefore affects period-to-period comparability.

The net release of uncertain tax position reserves, amounting to approximately $28.9 million and $31.0 million for the 52-weeks ended December 28, 2019 and December 29, 2018, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries
Pro Forma Net Income (Earnings) Per Share
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
GAAP net income	$360,792	$190,150	$952,486	$694,080
Foreign currency gains / losses(1)	4,230	4,211	16,799	7,616
Tax effect of foreign currency gains / losses(2)	(657)	(758)	(2,599)	(1,195)
Switzerland deferred tax assets(3)	(117,989)	—	(117,989)	—
Pro forma net income	$246,376	$193,603	$848,697	$700,501

GAAP net income per share:
Basic	$1.90	$1.01	$5.01	$3.68
Diluted	$1.89	$1.00	$4.99	$3.66

Pro forma net income per share:
Basic	$1.30	$1.03	$4.47	$3.71
Diluted	$1.29	$1.02	$4.45	$3.69

Weighted average common shares outstanding:
Basic	190,165	188,878	189,931	188,635
Diluted	191,225	190,177	190,899	189,734

(1) The majority of the Company’s consolidated foreign currency gains and losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries.  However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 15.5% for the quarter and fiscal year ended December 28, 2019, respectively, and an effective tax rate of 18.0% and 15.7% for the quarter and fiscal year ended December 29, 2018, respectively.

(3) The discrete tax item is discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment.  Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance.  This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures.  The most comparable GAAP measure is net cash provided by operating activities.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(In thousands)

	13-Weeks Ended		52-Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net cash provided by operating activities	$234,379	$217,737	$698,549	$919,520
Less: purchases of property and equipment	(26,562)	(32,909)	(118,031)	(155,755)
Free Cash Flow	$207,817	$184,828	$580,518	$763,765

Forward-looking Financial Measures

The forward-looking financial measures in our 2020 guidance provided above do not consider the potential future net effect of certain discrete tax items, foreign currency exchange gains and losses, and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2020, reasonably estimate such foreign currency gains and losses, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses.  The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.07 per share for the 52-weeks ended December 28, 2019.